Exhibit 10.1

Execution Copy

TRANSITIONAL EMPLOYMENT AND SEPARATION AGREEMENT

This Transitional Employment and Separation Agreement (“Agreement”) is made and entered into as of November 4, 2008 (“Effective Date”) between Spectra Energy Corp (together with its successors and assigns, the “Company”) and William S. Garner, Jr. (“Executive”).

WHEREAS, Executive currently serves as the General Counsel and Corporate Secretary of the Company and serves in various other capacities for the Company, Spectra Energy Transmission, LLC, Spectra Energy Partners, LP, and their respective subsidiaries and other direct or indirect affiliates (collectively, the “Spectra Group”);

WHEREAS, Executive and certain of the entities in the Spectra Group are parties to the following agreements (collectively, the “Award Agreements,” and the awards granted under the Award Agreements, the “Awards”):

a.	Change in Control Agreement dated December 19, 2006, and as amended thereafter (“Change in Control Agreement”);

b.	Performance Award Agreement dated 5/10/2006 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“4/04/2006 Performance Grant”);

c.	Restricted Stock Award Agreement dated 4/01/2006 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“4/04/2006 Phantom Grant”);

d.	Phantom Stock Award Agreement dated 5/10/2006 under the Duke Energy Corporation 1998 Long-Term Incentive Plan (“7/01/2006 Phantom Grant”);

e.	Performance Award Agreement dated 2/26/2008 under the Spectra Energy Corp 2007 Long-Term Incentive Plan (“2/26/2008 Performance Grant”);

f.	Phantom Stock Award Agreement dated 2/27/2007 under the Spectra Energy Corp 2007 Long-Term Incentive Plan (“2/27/2007 Phantom Grant”);

g.	Phantom Stock Award Agreement dated 2/26/2008 under the Spectra Energy Corp 2007 Long-Term Incentive Plan (“2/26/2008 Phantom Grant”);

h.	Phantom Unit Award Agreement dated 7/02/2007 under the Spectra Energy Partners LP Long-Term Incentive Plan (“7/02/2007 Phantom Grant”); and

i.	Nonqualified Stock Option Agreement dated 2/27/2007 under the Spectra Energy Corp 2007 Long-Term Incentive Plan (“2/27/2007 Option Grant”); and

WHEREAS, the Company and Executive (each a “Party”, and together, the “Parties”) agree that Executive’s employment as an officer (including his positions as General Counsel and Corporate Secretary) and a director of the entities that constitute the Spectra Group will terminate as of the Effective Date and the Spectra Group desires to avail itself of the experience, sources of information, advice and assistance available to or possessed by Executive and to, in turn, have Executive undertake certain transitional employment duties fully described below in this Agreement.

NOW THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged by all Parties, the Parties agree as follows:

1. Termination of Executive From Officer and Director Positions; Employment as Senior Advisor. Executive will be terminated from each position he holds in any of the entities within the Spectra Group, including but not limited to each position as an officer, director or employee of any such entity, and including but not limited to his role as General Counsel and Corporate Secretary of the Company, effective, in each case, as of the Effective Date. Notwithstanding the foregoing, Executive will continue to be employed as a Senior Advisor for the Spectra Group from the period commencing on the Effective Date and ending on the earlier of December 22, 2008, and the date that such employment is terminated in accordance with Paragraph 11 below (such end date, the “Termination Date,” and such period, the “Transitional Term”), in accordance with the terms and conditions set forth in this Agreement.

2. Description of the Transitional Employment Duties. During the Transitional Term, Executive shall (a) be available to devote to the Spectra Group business time at least equal to 50%, but shall not devote less than 20%, of the average amount of business time he devoted to the Spectra Group from the commencement of his employment with the Spectra Group to the Effective Date and (b) upon the request of the Chief Executive Officer (the “CEO”) of the Company, advise and assist the Spectra Group on all aspects of operations, and provide other advice to the Spectra Group and offer assistance on other matters, as reasonably requested by the Spectra Group (the “Transitional Employment Duties”). Executive will use his reasonable efforts, skills, judgment, and abilities in this capacity. During the Transitional Term, Executive will report directly to the CEO of the Company. Notwithstanding the foregoing (but subject to the minimum requirements set forth in clause (b) above), Executive may secure and commence employment with another entity during the Transitional Term, so long as the duties and responsibilities in which Executive engages in the course of such employment during the Transitional Term does not constitute a breach by Executive of any obligation arising under or preserved by this Agreement.

3. Transitional Term Consideration. During the Transitional Term, the Company shall continue to pay Executive an annualized base salary equal to $450,000, and Executive shall continue to receive, as a continuing senior-level employee, any and all other or additional benefits that Executive received immediately prior to the Effective Date under, pursuant to, and in accordance with the applicable terms and limitations of any applicable plan, program, agreement or arrangement of any member of the Spectra Group (collectively, “Company Arrangements”).

4. Expenses. Executive shall be entitled to prompt reimbursement of all reasonable and documented costs and expenses incurred by Executive in performing the Transitional Employment Duties on the same basis applied to senior executive officers of the Spectra Group. Such expenses must be submitted to the Company’s General Counsel (or individual serving in such capacity on an interim basis) (the “GC”). The Executive must obtain the GC’s approval in advance for expenses outside the Spectra Group’s customary practices.

5. Indemnification; Limitations on the Spectra Group’s Liability.

(a) The Company agrees that if Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, consultant or agent of any member of the Spectra Group, or is or was serving at the request of, or on behalf of, any member of the Spectra Group as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Spectra Group, or if any claim is made against Executive that arises out of or relates to his services in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s corporate governance documents or, agreements and policies that are generally applicable to the Company’s former officer and directors, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification, contribution, advancement of expenses or coverage under directors’ and officers’ liability insurance) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of any member of the Spectra Group, and shall inure to the benefit of Executive’s heirs, executors and administrators. Executive shall be entitled to advancement of any and all costs and expenses

(including, without limitation, reasonable attorneys’ fees and other professional fees and charges) incurred by him in connection with any such Proceeding or claim, or in connection with seeking to enforce his rights under this Sub-Paragraph 5(a), within 30 days after receipt by the Company of a written request for such advance and appropriate documentation of these costs and expenses. Any such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined by a non-reviewable decision of a court or arbitrator, as applicable, that he is not entitled to be indemnified against such costs and expenses.

(b) Following the Effective Date, a directors’ and officers’ liability insurance policy (or policies) shall be kept in place covering Executive with respect to any claim that arises in connection with Executive’s actions in an official capacity while serving as a director or officer of the Spectra Group (i) for a period of time following the Effective Date that is, and (ii) at a level and on terms and conditions that are, no less favorable to him in any material respect than the coverage (if any) then enjoyed by any of the Company’s former directors or senior executives.

(c) Notwithstanding the foregoing, the Company shall not be liable to indemnify Executive under Sub-Paragraph 5(a) for any damages, cost or claims of any kind caused by the gross negligence or willful misconduct of Executive in the performance of the Transitional Employment Duties or his other duties under this Agreement. Notwithstanding the foregoing, Executive shall be and remain entitled to the advancement of any and all costs and expenses as described in Sub-Paragraph 5(a) above, subject only to the undertaking described above.

6. Executive’s Standard of Care. Subject to the other provisions of this Agreement, Executive shall perform his duties under this Agreement with the same degree of care, skill and prudence that would be customarily exercised by an employee of the Company and for what he reasonably believes to be the interests of the Spectra Group.

7. Confidentiality of Spectra Group Information. Executive shall continue to abide by the Spectra Group’s confidentiality policies throughout the Transitional Term. Executive will not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information (as defined in this Paragraph), except as the Company directs and authorizes. Executive shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information and agrees to immediately notify the Company in the event of any unauthorized use or disclosure of the Confidential Information about which he becomes aware. “Confidential Information” includes, without limitation, all of the Spectra Group’s technical and business information, which is of a confidential, trade secret or proprietary character; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; rates of return of Spectra Group projects; pricing methods or information; photographs; internal policies, procedures, communications and reports; computer software; computer software methods and documentation; electronically stored information; graphic designs; hardware; the Spectra Group’s methods of operation; the procedures, forms and techniques used in servicing accounts; all information regarding Spectra Group legal matters, including, without limitation, all Spectra Group attorney-client privileged information, Spectra Group attorney work product and investigative information, and all Spectra Group legal confidential information; and other information or documents that the Spectra Group requires to be maintained in confidence for the Spectra Group’s continued business success; provided, however, that Executive shall be permitted to use and disclose Confidential Information (a) in connection with his performing services for the Spectra Group, (b) to the extent required by law, (c) in response to a judicial or regulatory order, process or subpoena, (d) to the extent necessary to enforce his rights under this Agreement, or (e) with the written consent of an authorized representative of the Company. Confidential Information does not include any information that has become generally available to the public or, upon reasonable investigation, is readily ascertainable in the public domain, without any breach by Executive of this Paragraph 7.

8. Confidentiality of Spectra Group Information – Post Termination. The Executive further acknowledges and agrees that all Confidential Information about the Spectra Group that was previously provided in the course of employment or through the Executive’s service for the Spectra Group and Confidential Information that will be provided to him in the course of the Transitional Term are and will continue to be the exclusive property of the Spectra Group. The Executive agrees to keep all Confidential Information in strict confidence, not disclosing any Confidential Information to third person except (a) in connection with his performing services for the Spectra Group, (b) to the extent required by law, (c) in response to a judicial or regulatory order, process or subpoena, (d) to the extent necessary to enforce his rights under this Agreement, or (e) with the written consent of an authorized representative of the Company; provided, however, that Executive shall not be obligated to keep in confidence any information which has become generally available to the public without any breach by Executive of this Paragraph 8. Executive further acknowledges and agrees that the prohibition against disclosure of Confidential Information described in Paragraph 7 above shall continue to apply following the end of the Transitional Term.

9. Protective Covenants. Executive acknowledges that he has received valuable Confidential Information during the course of his employment and that he will continue to remain responsible to safeguard and protect the Confidential Information during the Transitional Term. As a result, it is necessary to enter into the following protective covenants, which are ancillary to the enforceable promises between the Spectra Group and Executive in the other Paragraphs in this Agreement:

(a) Non-Solicitation. Executive agrees that, during the Transitional Term and for the one-year period immediately following the Transitional Term (together, the “Restricted Period”), Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Spectra Group, solicit business, or attempt to solicit business, in products or services that compete materially with products sold or services performed by the Spectra Group, from any customer or client, or prospective customer or client, with whom Executive had contact, solicited, or is aware and/or should reasonably have been aware that the Spectra Group solicited or contacted, in each case during the 12 months that immediately preceded the Termination Date.

(b) Non-Competition. Executive also agrees that during the Restricted Period, Executive will not, within any of the markets in which the Spectra Group sells products or performs services or has an established plan (about which Executive is aware and/or should reasonably have been aware) to sell products or perform services, without the prior written consent of the Spectra Group, become employed by, or engaged with (whether as a director, officer, partner, agent, consultant or similar position, other than as a non-employee attorney), any entity of any kind or nature that performs services or sells products that compete materially with products and services provided by the Spectra Group; provided, however, that nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded. During the Restricted Period, the Executive may request in writing exceptions to this restriction which shall be deemed approved by the Company if the Company has not provided written disapproval within forty-five (45) days of its receipt of such request. Nothing in this Sub-Paragraph 9(b) shall be construed to prohibit the Executive from being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict the Executive from providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is barred by applicable disciplinary rules, cannons of ethics, or the like.

(c) Non-Recruitment. Executive also agrees that during the Restricted Period, he will not, directly or indirectly, (i) solicit, induce, encourage or recruit any employee or independent contractor of any member of the Spectra Group to terminate his or her employment by, or engagement with, such member of the Spectra Group or (ii) hire or engage any employee or independent contractor of any member of the Spectra Group to perform services for an entity outside the Spectra Group in lieu of performing services for the Spectra Group.

(d) Nature of the Restrictions. Executive agrees that the time, geographical area, and scope of restrained activities for the restrictions in Sub-Paragraphs 9(a), (b) and (c) of this Agreement are reasonable, especially in light of the Spectra Group’s desire to protect its Confidential Information. If a court or arbitrator concludes that any time period, geographical area, or scope of restrained activities specified in Sub-Paragraphs 9(a), (b) and (c) of this

Agreement is unenforceable, the court or arbitrator is vested with the authority to reduce the time period, geographical area, and/or scope of restrained activities, so that the restrictions may be enforced to the fullest extent permitted by law. Additionally, if Executive violates any of the restrictions contained in Sub-Paragraphs 9(a), (b) and (c), the Restricted Period shall be suspended with respect to the restriction that has been violated and will not run in favor of Executive from the time of the commencement of any such violation until the time when Executive cures the violation to the Spectra Group’s satisfaction.

(e) Equitable Relief. Executive agrees that the Spectra Group may enforce the restrictions in this Paragraph 9 by seeking a preliminary and permanent injunction or any other appropriate equitable relief in accordance with Sub-Paragraph 21(j). Executive acknowledges that the recovery of damages may not be an adequate means to redress a breach of this Agreement, and that nothing in this Sub-Paragraph 9(e) shall prohibit the Spectra Group from pursuing any remedies in addition to injunctive relief, including recovery of damages and/or any forfeiture or repayment obligations provided in this Agreement.

(f) Restoration. Executive also agrees that, in the event he materially violates the provisions of Paragraphs 7 or 8, or violates Sub-Paragraphs 9(a), (b) or (c), of this Agreement following the payment or commencement of any payments in accordance with Paragraph 13 of this Agreement, the Company will be entitled to receive, and Executive will be obligated to pay the Company, the amount of three hundred thousand dollars ($300,000) (the “Restoration”) from the total amount of the Severance Payment, such amount representing a reasonable forecast of the damages to be incurred by Spectra Group as a result of any such violation. Executive specifically recognizes and affirms that the terms in Paragraphs 7 and 8, and Sub-Paragraphs 9(a), (b) and (c), are necessary for the protection of the Spectra Group.

10. Agreement to Return Spectra Group Property/Documents. At the end of the Transitional Term, Executive agrees that: (a) he will not take with him, copy or alter any Spectra Group files, documents or other materials whether or not embodying or recording any Confidential Information, without obtaining in advance the written consent of an authorized Spectra Group representative; and (b) he will promptly return to the Spectra Group all Confidential Information, documents, files and records regarding the Spectra Group that is in his possession or control in hard-copy format, and will delete or destroy all such information that is in his possession or control and electronically stored. He further agrees to return to the Spectra Group, at the end of the Transitional Term, all Spectra Group property that is in his possession or control, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, cellular phones, other telephonic equipment, credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the Spectra Group or himself on behalf of the Spectra Group; provided, however, that the foregoing shall not apply to (i) information concerning Executive’s compensation, benefits or obligations or (ii) his personal rolodex (or equivalent) or other personal items. If Executive so elects, Executive may alternatively notify Spectra Group that he elects to purchase any such Spectra Group property in his possession and Spectra Group will sell such Spectra Group property, if practicable, to Executive at its fair market value as determined by Spectra Group.

11. Termination.

(a) Executive’s employment with the Company, and the Transitional Term, (i) may be terminated at any time during the Transitional Term by the Spectra Group with or without Cause or by the Executive with or without “Good Reason” and (ii) will terminate upon Executive’s death.

(b) “Cause” means (i) a material breach of this Agreement by Executive, unless cured to the Spectra Group’s satisfaction within ten (10) business days following written notice given to Executive by the Spectra Group; (ii) the failure or refusal of Executive to use his best reasonable efforts to perform timely the Transitional Employment Duties or to comply with his obligations under this Agreement, unless such failure or refusal is cured to the Spectra Group’s satisfaction within ten (10) business days following written notice given to Executive by the Spectra Group; (iii) conviction of, or a plea of nolo contendere or similar plea by Executive to, a crime involving theft, dishonesty or moral turpitude, or the entry of a court order or administrative decree or order against the Executive, agreed or otherwise, involving allegations of criminal or civil fraud; (iv) Executive’s breach of the non-competition, non-solicitation, or non-recruitment covenants in Paragraph 9 of this Agreement; (v) Executive’s willful and material breach of his confidentiality obligations in Paragraphs 7 or 8 of this Agreement; or (vi) the commencement by any regulatory agency or governmental authority including, without limitation, the Securities and Exchange Commission, of an enforcement or similar type of proceeding against Executive relating to his employment by the Company and based on alleged willful and material misconduct.

(c) “Good Reason” means a material breach of this Agreement, or of rights arising under or preserved by it, by any member of the Spectra Group, unless cured to Executive’s satisfaction within ten (10) business days following written notice given to the Company by Executive.

(d) If (i) the Company terminates Executive’s employment hereunder without Cause, (ii) Executive terminates his employment hereunder with Good Reason, or (iii) Executive dies while employed hereunder, in each case prior to December 22, 2008, then the Company shall promptly pay Executive (1) any and all accrued but unpaid salary and/or benefits through the Termination Date and (2) any and all amounts owed to Executive under this Agreement, in either case as if he had remained employed through December 22, 2008, to the extent such amounts have not previously been paid, including but not limited to payments due under Paragraphs 13 and 14 in accordance with their terms.

(e) If the Company terminates Executive’s employment hereunder for Cause or if Executive terminates his employment without Good Reason, in either case prior to December 22, 2008, then the Company will not be obligated to provide any of the benefits described in Paragraph 13.

12. Global Release of Claims Upon Termination. As a condition of receiving the payments and benefits described in Paragraph 13 (collectively, the “Severance Payment”), Executive must execute a Global Release (“Release”) in substantially the form attached hereto as Exhibit A within twenty-one (21) days following the Termination Date (or, in the event of Executive’s death or incapacitation, Executive’s executor or legal representative must sign the Release on Executive’s behalf as soon as reasonably practicable following the date of Executive’s death or incapacitation). The Release will become effective on the eighth day following Executive’s execution of the Release (the “Release Effective Date”).

13. Termination of Other Agreements and Severance Payment. Executive agrees and acknowledges that except as specifically provided for, or preserved under, this Agreement

(e.g., the payments and benefits described in Paragraphs 13 and 14 of this Agreement), any rights he may have to any payments, benefits, or other perquisites of any kind whatsoever, including, without limitation, compensation, bonus payments, salary, stock options, stock option gains, disability insurance, life insurance, health, dental or vision insurance, or any other insurance benefits, vacation and sick pay, and travel, are extinguished by this Agreement and Executive’s right to any claim or cause of action whatsoever to reimbursement, payments, benefits, or other perquisites under these terminated agreements are released and forever waived.

(a) Cash Payment. The Company will make a lump-sum cash payment to Executive in an amount equal to one million, four hundred thirteen thousand, seven hundred and fifty dollars ($1,413,750) (the “Cash Payment”) promptly following the Release Effective Date.

(b) Short-Term Incentive Plan. The Parties acknowledge that during Executive’s employment with the Spectra Group he was a participant in the Spectra Energy Corp Executive Short-Term Incentive Plan (the “STIP”). The Company will make a lump-sum cash payment to Executive in an amount equal to the product of (i) the amount of the bonus Executive would have been paid under the STIP based solely on (A) the actual performance of the Company relative to the pre-established performance criteria and goals as determined by the Compensation Committee of the Board of Directors of the Company for 2008 and (B) Executive’s performance, calculated using a score on Executive’s personal goals of 120%, and (ii) a fraction, the numerator of which is the number of calendar days beginning on January 1, 2008 and ending on the Termination Date (or, if the Termination Date is December 22, 2008, ending on December 31, 2008), and the denominator of which is 366. The STIP payment shall be made at the same time that STIP bonuses are paid to other executives of the Spectra Group.

(c) COBRA Payments. Because Executive and his dependents are not currently participating under the Company’s group health and welfare plans, and therefore are not eligible for COBRA coverage thereunder, the Company will make a lump-sum cash payment to Executive in an amount equal to ten thousand dollars ($10,000) promptly following the Release Effective Date.

(d) Vacation Pay. The Company will make a lump-sum cash payment to Executive in an amount equal to forty-three thousand, two hundred sixty-nine dollars ($43,269), representing the per-business day rate of his base salary ($450,000 annualized base salary divided by 260 business days per year, or $1,730.77), multiplied by 25 (the number of Executive’s vacation days), promptly following the Release Effective Date.

(e) Outplacement and Secretarial/Administrative Assistance. In lieu of (i) outplacement assistance services and (ii) office space and secretarial/administrative assistance, the Company will make a lump-sum cash payment to Executive in an amount equal to twenty thousand dollars ($20,000) promptly following the Effective Date.

14. Other Benefits.

(a) Award Agreements. For purposes of determining Executive’s rights and benefits under the Award Agreements, Executive will be treated no less favorably than he would have been treated if his employment with the Spectra Group had been terminated as of the Termination Date involuntarily without cause (within the meaning of such Award Agreements). Subject to the foregoing, Executive agrees that he will forfeit all rights to, and interest in, any unvested phantom stock units, phantom units and performance shares and stock options that have not otherwise vested as of the Termination Date in the ordinary course or as provided in accordance with the terms and conditions of such Award Agreements or of this Sub-Paragraph 14(a), and all such unvested phantom stock units, performance shares and stock options shall be canceled and terminated.

(b) Legal Fees. Following the Effective Date and promptly upon receiving appropriate substantiating documentation, the Company shall pay, directly to Executive’s attorneys, an amount equal to the reasonable attorneys’ fees, disbursements, and other charges of counsel actually incurred by Executive in connection with the negotiation, drafting and execution of this Agreement, not to exceed fifteen thousand dollars ($15,000).

(c) Electronic Deposit. All amounts due in connection with the termination of Executive’s employment under this Agreement shall be made by electronic deposit to Executive’s bank account that is specified in the Company’s payroll records.

15. No Admission of Liability/Disclosure of Agreement.

(a) Executive understands and agrees that this Agreement shall not in any way be construed as an admission by the Spectra Group Released Parties (as defined in the Release) of any unlawful or wrongful acts whatsoever against Executive or any other person, and the Spectra Group Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person. Similarly, the Company acknowledges and agrees that this Agreement shall not in any way be construed as an admission by Executive of any unlawful or wrongful act by Executive, and Executive specifically disclaims any liability to or wrongful acts against the Spectra Group Released Parties or any other person.

(b) Each Party understands and agrees that the other Party may disclose certain information, including but not limited to this Agreement, in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel the disclosure or as otherwise may be required by law. Furthermore, each Party understands and agrees that nothing in this Agreement prevents the other Party from disclosing the terms of this Agreement and/or filing a copy of this Agreement (i) in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel the disclosure, (ii) in response to a request by a governmental law enforcement agency or federal or state agency having jurisdiction over such Party, or (iii) as such other Party believes is reasonably required by applicable federal or state law, including without limitation, the provisions, rules or regulations of the Securities Exchange Act of 1934, as amended.

16. No Re-Employment. The Executive agrees that he relinquishes any right to re-employment or to be restored to any position with the Spectra Group after the end of the Transitional Term. The Executive acknowledges that if he re-applies for or seeks employment with the Spectra Group after the end of the Transitional Term, the Spectra Group’s refusal to hire him based on this provision will provide a complete defense to any claims arising from his attempt to apply for employment.

17. Non-Disparagement.

(a) Executive’s Non-Disparagement Agreement. Executive agrees not to, directly or indirectly, make, or cause to be made, any intentionally disparaging, negative, harmful, or disapproving public statement, whether in the form of written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts or remarks of any kind or nature whatsoever (collectively, “Disparaging Statements”), concerning or related to any of the Spectra Group Released Parties including, without limitation, Disparaging Statements regarding the Spectra Group Released Parties’ businesses, customers or clients, proprietary or technical information, documents, operations, inventions, trade secrets, product ideas, technical information, know how, processes, plans (including, without limitation, marketing plans and strategies), specifications, designs, methods of operation, techniques, technology, formulas, software, improvements, internal or external audits, internal controls, or any financial, marketing or accounting information of any nature whatsoever. Further, Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Statements concerning or related to the Spectra Group Released Parties. Executive also understands and agrees that he has had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with his attorney, and to consent to this clause and its terms knowingly and voluntarily. Executive further acknowledges that this non-disparagement clause is necessary for the protection of the Company. If Executive breaches this Paragraph 17, the Spectra Group Released Parties will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against him and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with him. Nothing in this

Agreement shall, however, be deemed to prevent Executive from testifying fully and truthfully to the extent required by law, court order or subpoena or in any judicial process or proceeding, or from responding to investigative inquiries from any governmental agency.

(b) Spectra Group’s Non-Disparagement Agreement. The Company agrees that it shall instruct the officers and directors of each member of the Spectra Group not to, directly or indirectly, make or cause to be made any Disparaging Statements concerning or related to Executive. Nothing in this Agreement, however, shall be deemed to prevent the Spectra Group’s officers, directors, employees or agents from testifying fully and truthfully to the extent required by law, court order or subpoena or in any judicial process or proceeding, or from responding to investigative inquiries from any governmental agency

18. Cooperation. Beginning as of the Effective Date, Executive agrees to cooperate, upon reasonable request by any senior executive of the Company, in connection with the defense or prosecution of any claims, causes of action, investigations, hearings, proceedings, arbitrations or other tribunals now in existence or which may be brought in the future against or on behalf of the Spectra Group that relate to events or occurrences that transpired while he was employed with the Spectra Group or served in any capacity for the Spectra Group. Executive’s cooperation in connection with this Paragraph 18 shall include, without limitation, making himself reasonably available to meet with counsel for the Spectra Group to prepare for discovery or trial, to act as a witness on behalf of Spectra Group at convenient times, and to provide true and accurate testimony regarding any such matters. Executive’s obligation to cooperate under this Paragraph 18 shall not, however, extend to providing legal services in his capacity as an attorney. If Executive is subpoenaed or contacted to cooperate in any manner by a non-governmental party concerning any matter related to the Spectra Group, he shall immediately notify the Spectra Group through the notice procedures identified in this Agreement before responding or cooperating. Executive shall be reimbursed promptly for any expenses he reasonably incurs (e.g., travel, lodging and meals) in connection with his cooperation pursuant to this Paragraph 18, including fees and other charges of counsel reasonably retained by him in connection with rendering cooperation under this Paragraph 18; provided, however, that (i) all travel-related expenses must be pre-approved by the GC, and (ii) Executive may not retain any legal counsel under this Paragraph 18 to represent the Company, but may recommend such counsel to the GC.

19. Knowing and Voluntary Agreement. The Executive understands it is his choice whether or not to enter into this Agreement and that his decision to do so is voluntary and is made knowingly. The Executive acknowledges that he has been advised by the Spectra Group to seek legal counsel to review this Agreement.

20. Survival. The provisions set forth in Paragraphs 7, 8, 9, 10, 15, 17, 18, and 21 of this Agreement shall survive termination or expiration of Executive’s employment with the Company for any reason. In addition, all provisions of this Agreement which expressly continue to operate after the termination of Executive’s employment under this Agreement shall survive termination or expiration of Executive’s employment under this Agreement in accordance with the terms of such provisions.

21. Miscellaneous Provisions and Enforcement.

(a) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Central Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

William S. Garner

228 East Cowan

Houston, Texas 77007

With a copy (which shall not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022

Attn: Robert M. Sedgwick, Esq.

If to the Spectra Group:

Spectra Energy Corp

Jim Pruett, Group Vice President, Human Resources and Support Services

5400 Westheimer Court

Houston, TX 77056

With a copy (which shall not constitute notice) to:

Jesse J. Gelsomini, Esq.

Haynes and Boone, LLP

1221 McKinney Street, Suite 2100

Houston, TX 77010

(b) Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF. THE EXCLUSIVE VENUE FOR ALL SUITS AND PROCEEDINGS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE IN A COURT OF COMPETENT JURISDICTION OR ARBITRATION PROCEEDING IN HOUSTON, TEXAS.

(c) Limitations on Assignment. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of Spectra Group. Any attempted assignment by Executive in violation of this Sub-Paragraph 21(c) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person, other than the Parties, to any claim, cause of action, remedy, or right of any kind, including without limitation, the right of continued employment. This Agreement shall be binding on and inure to the benefit of (i) the Company and its successors and assigns and (ii) Executive and Executive’s heirs, executors, administrators and legal representatives. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to any successor to all or substantially all of the business and assets of the Company. In the event of any disposition of business or assets described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate, executor(s) or other legal representatives, as applicable.

(d) Waiver. A Party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(e) Severability. If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any Agreement paragraphs containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (ii) the provision or provisions held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality, or unenforceability, and, as so limited or modified, the provision or provisions and the balance of this Agreement will be enforceable in accordance with their terms.

(f) Headings. The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement and amendments to it will be in writing and may be executed in counterparts and by facsimile (including “pdf”). Each counterpart will be deemed an original, and all counterparts together will constitute one and the same instrument.

(h) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the Parties concerning the subject matter in this Agreement. No oral statements or prior written material not incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. The Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Spectra Group or any Spectra Group Released Parties, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by both Parties to this Agreement. This Agreement will be binding on and inure to the benefit of the Parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). This Agreement supersedes, except as otherwise provided herein, any prior agreements between Executive and the Spectra Group concerning the subject matter of this Agreement.

(i) Arbitration. If any dispute arises out of or is related to this Agreement or Executive’s employment or separation from employment or service in any capacity for the Spectra Group for any reason, and the parties to such dispute cannot promptly resolve the dispute, the dispute shall

(except to the extent otherwise provided in Section 21(j) with respect to injunctive and similar relief) be submitted to final and binding arbitration in accordance with this Sub-Paragraph 21(i). The arbitration shall be conducted in Houston, Texas, in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (the “Rules”), and not the Commercial Arbitration Rules. If the Parties cannot agree to an arbitrator, an arbitrator will be selected in accordance with the AAA’s standard procedures and the Rules. The Spectra Group and Executive shall share the costs of arbitration, unless the arbitrator rules otherwise, with the parties agreeing that if Executive challenges this allocation of costs between the parties, then the arbitrator may determine an alternate allocation of costs between the parties. Arbitration of the Parties’ disputes is mandatory, and in lieu of all civil causes of action or lawsuits either Party may have against the other arising out of the Agreement or Executive’s employment or separation from employment with the Spectra Group, with the exception that the other Party may seek a temporary restraining order and other temporary injunctive relief in a court as provided in Sub-Paragraph 21(j) below. Executive acknowledges that by agreeing to this provision, he knowingly and voluntarily waives any right he may have to a jury trial based on any claims he has, had, or may have against the Spectra Group, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims.

(j) Injunctive Relief. The Employer acknowledges and agrees that the covenants, obligations and agreements of the Executive contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of the covenants, obligations or agreements will cause the Spectra Group unreparable injury for which adequate remedies at law are not available. Therefore, the Executive agrees that the Spectra Group alone will be entitled to an injunction, restraining order, or all other comparable equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants, obligations or agreements referred to in this Agreement before submitting the matter to binding arbitration. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have against Executive. The Company and Executive irrevocably submit to the exclusive jurisdiction of the state courts and federal courts in the city of Houston, Texas regarding the injunctive remedies set forth in this Sub-Paragraph 21(j) and the interpretation and enforcement of this Sub-Paragraph 21(j) solely insofar as the interpretation and enforcement relate to an application for injunctive relief in accordance with the Agreement provisions. Further, the Parties irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating to injunctive relief shall be in the courts listed in this Sub-Paragraph 21(j), (ii) all claims with respect to any application for injunctive relief shall be heard and determined exclusively in these courts, (iii) these courts will have exclusive jurisdiction over the Parties and over the subject matter of any dispute relating to an application for injunctive relief, and (iv) each Party waives all objections and defenses based on service of process, forum, venue, or personal or subject matter jurisdiction, as these defenses may relate to an application for injunctive relief in a suit or proceeding under the provisions of this Sub-Paragraph 21(j).

(k) No Mitigation; No Off-Set. Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due Executive under this Agreement or otherwise on account of (i) any claim that the Company may have against him or (ii) any remuneration or other benefit earned or received by Executive after such termination; provided, however, that such employment is not in violation of the terms of this Agreement. Any amounts due to Executive under this Agreement are considered to be reasonable by the Company and are not in the nature of a penalty.

(l) Tax Withholding; Section 409A Compliance. The Company may withhold from any amount or benefit payable under this Agreement any taxes that it is required to withhold by applicable law or regulation. The Parties hereto agree to cooperate to make mutually agreed upon amendments to this Agreement (including, without limitation, to the timing of any Severance Payment), that do not otherwise change the substance of the terms of this Agreement, to minimize or avoid the imposition of any penalties and additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Spectra Group represents to Executive that it believes that the payments and benefits provided under this Agreement are intended either to be exempt from, or to comply with, Section 409A of the Code and, absent any relevant guidance issued by the Internal Revenue Service following the date hereof, shall report (to the extent legally required) all such payments and benefits accordingly.

(m) Section 280G. The Company represents to Executive that his termination of employment as provided herein is independent of, and not in connection with, any potential change in control of Spectra Group and, accordingly, believes that Section 280G of the Code is inapplicable to any payments or benefits being made hereunder.

As evidenced by my signature below, I certify that I have read the above Agreement and agree to its terms.

/s/ William S. Garner	/s/ Fred J. Fowler
William S. Garner, Jr.	Fred J. Fowler
Executive	President and Chief Executive Officer
November 4, 2008	Spectra Energy Corp,
By and on behalf of the Spectra Group
November 4, 2008

Execution Copy

EXHIBIT A

RELEASE

1. Severance Payment. This release (“Release”) is made and entered into between Spectra Energy Corp (together with its successors and assigns, the “Company”) and William S. Garner, Jr. (“Executive”). Executive understands that his employment with the Company and Spectra Energy Transmission, LLC, Spectra Energy Partners, LP, and each of their respective subsidiaries and other direct or indirect affiliates (collectively, the “Spectra Group”) terminated on                     , 2008 (the “Termination Date,” as defined in the Transitional Employment and Separation Agreement between the Company and Executive dated as of November     , 2008 (“Transitional Agreement”)).

2. Global Release. In consideration for the payments described in Paragraph 13 of the Transitional Agreement (the “Severance Payment”), which Executive agrees he is not otherwise entitled to receive, Executive, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges Spectra Energy Transmission, LLC, Spectra Energy Corp, and Spectra Energy Partners, LP, and each of their respective subsidiaries, predecessors, successors, parents, joint ventures, holding companies, subsidiaries, divisions, affiliates, assigns, partnerships, agents, directors, officers, employees, consultants, committees, employee benefit committees, fiduciaries, representatives, attorneys, and all persons and entities acting by, through, under or in concert or in any such capacity with any of them (collectively, the “Spectra Group Released Parties”) from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against any of the Spectra Group Released Parties including, without limitation, the Award Agreements referenced in clauses (a)–(i) of the Recital Paragraphs of the Transitional Agreement (to the extent unvested after application of Sub-Paragraph 14(a) of the Transitional Agreement) and any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees (except as provided in Sub-Paragraph 14(b) of the Transitional Agreement), and all liability whatsoever, whether known or unknown, fixed or contingent, to the extent related to Executive’s employment or separation from employment, or service or separation from service in any position or capacity for the Spectra Group from the beginning of time and up to and including the date of execution of this Release. This Release includes, without limitation, (a) claims at law or equity or sounding in contract (express or implied) or tort, (b) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Financial Institutions Reform, Recovery and Enforcement Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Texas Commission or Human Rights Act, and federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, or municipal laws of any jurisdiction, (c) claims arising under the Employee Retirement Income Security Act, and (d) any other statute or common law, in each case to the extent related to Executive’s employment or separation from employment, or service or separation from service in any position or capacity for

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the Spectra Group from the beginning of time and up to and including the date of execution of this Release. Notwithstanding the foregoing, the release granted under this Paragraph 2 specifically excludes claims and rights (i) arising under or preserved by the Transitional Agreement or (ii) arising after the date of this Release.

3. Spectra Group Release. The Spectra Group Released Parties hereby release Executive from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liabilities whatsoever, fixed or contingent which Spectra Group has, had or may ever have against Executive up to and including the date of execution of this Release to the extent related to Executive’s employment or separation from employment, or service or separation from service in any position or capacity for the Spectra Group from the beginning of time and up to and including the date of execution of this Release. Notwithstanding the foregoing, the release granted under this Paragraph 3 specifically excludes claims and rights arising (a) under or preserved by the Transitional Agreement or (b) arising after the date of this Release or (c) based on facts not known to any member of the Spectra Group as of the date of this Release.

4. No Admission of Liability. Executive understands and agrees that this Release shall not in any way be construed as an admission by the Spectra Group Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person. The Spectra Group Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.

5. Time to Consider Release. Executive acknowledges that he has been advised in writing by the Spectra Group that he should consult an attorney before executing this Release, and he further acknowledges that he have been given a period of twenty-one (21) calendar days

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within which to review and consider the provisions of this Release. Executive understands that if he does not sign this Release before the twenty-one (21) calendar day period expires, this Release offer will be withdrawn automatically and he will not receive the Severance Payment.

6. Revocation Period. Executive understands and acknowledges that he has seven (7) calendar days following the execution of this Release to revoke his acceptance of this Release. This Release will not become effective or enforceable, and the Severance Payment will not become payable, until after the seven (7) day period to revoke this Release has expired without Executive’s revocation. If Executive does not revoke this Release within the revocation period, the Spectra Group will send Executive the Severance Payment in the time period specified by Paragraph 13 of the Transitional Agreement.

7. Knowing and Voluntary Release. Executive understands it is his choice whether to enter into this Release and that his decision to do so is voluntary and is made knowingly.

8. No Prior Representations or Inducements. Executive represents and acknowledges that in executing this Release, he does not rely, and has not relied, on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the Spectra Group Released Parties, except as expressly contained in, or preserved by, this Release and the Transitional Agreement.

9. Binding Release. Executive agrees that this Release shall be binding on him and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of his heirs, administrators, representatives, executors, successors and assigns. This

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Release shall, however, become null and void if not countersigned by the Company, and returned to Executive, within fourteen (14) days after it is delivered, signed by Executive, to the Company.

10. Choice of Law. This Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas. The Company and Executive agree that the language of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties.

11. Severability. The Spectra Group and Executive agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.

12. Counterparts. The Spectra Group and Executive agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

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PLEASE READ CAREFULLY AS THIS DOCUMENT INCLUDES A RELEASE OF CLAIMS.

As evidenced by his signature below, Executive certifies that he has read the above Release and agrees to its terms.

William S. Garner, Jr.	By:

Dated: November 4, 2008		For Spectra Energy Corp
By and on behalf of the Spectra Group

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